Exhibit 2.1

Edward O. Sassower, P.C. (admitted pro hac vice)		Michael A. Condyles (VA 27807)
Joshua A. Sussberg, P.C.		Peter J. Barrett (VA 46179)
Brian E. Schartz (admitted pro hac vice)		Jeremy S. Williams (VA 77469)
KIRKLAND & ELLIS LLP		KUTAK ROCK LLP
KIRKLAND & ELLIS INTERNATIONAL LLP		Bank of America Center
601 Lexington Avenue		1111 East Main Street, Suite 800
New York, New York 10022		Richmond, Virginia 23219
Telephone:	(212) 446-4800	Telephone:	(804) 644-1700
Facsimile:	(212) 446-4900	Facsimile:	(804) 783-6192

- and -

James H.M. Sprayregen, P.C.
Justin R. Bernbrock (admitted pro hac vice)
Benjamin M. Rhode (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200

Co-Counsel to the Debtors and Debtors in Possession

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

)
In re:	)	Chapter 11
)
PENN VIRGINIA CORPORATION, et al.,[1]	)	Case No. 16-32395 (KLP)
)
Debtors.	)	(Jointly Administered)
)

SECOND AMENDED JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF PENN VIRGINIA CORPORATION

AND ITS DEBTOR AFFILIATES (TECHNICAL MODIFICATIONS)

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: Penn Virginia Corporation (4320); Penn Virginia Holding Corp. (7384); Penn Virginia MC Corporation (0458); Penn Virginia MC Energy L.L.C. (0462); Penn Virginia MC Operating Company L.L.C. (0466); Penn Virginia Oil & Gas Corporation (7929); Penn Virginia Oil & Gas GP LLC (3686); Penn Virginia Oil & Gas LP LLC (8109); Penn Virginia Oil & Gas, L.P. (9487). The location of the Debtors’ service address is: Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

iii

INTRODUCTION

Penn Virginia Corporation and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases jointly propose this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of this Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

1.1	Defined Terms

1. “Accredited Investor” has the meaning set forth SEC General Rules and Regulations, Securities Act of 1933, 17 C.F.R. § 230.501.

2. “Ad Hoc Committee of Noteholders” means that certain ad hoc group of Noteholders represented by Milbank, Tweed, Hadley & McCloy LLP.

3. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Claims; (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; and (d) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

4. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Claims, shall be 45 days after the Effective Date.

5. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

6. “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided, that with respect to a Claim described in clauses (a) and (b) above (except any RBL Claim or any DIP Claim allowed pursuant to the DIP Orders), such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final

Order. Any Claim (except any RBL Claim or any DIP Claim allowed pursuant to the DIP Orders) that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date or a request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.

7. “Approval Order” means the Order (I) Authorizing the Debtors to Assume (A) the Restructuring Support Agreement, (B) the Backstop Commitment Agreement, and (C) the Exit Commitment Letters, (II) Authorizing the Debtors to Pay Certain Fees in Connection Therewith, and (III) Granting Related Relief [Docket No. 290], including all exhibits and other attachments thereto, including the Backstop Commitment Agreement and the Exit Commitment letters.

8. “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

9. “Backstop Commitment Agreement” means the Backstop Commitment Agreement attached as Exhibit C to the Restructuring Support Agreement pursuant to which the Backstop Parties have agreed to backstop the Rights Offering.

10. “Backstop Parties” means certain Noteholders that have agreed to backstop the Rights Offerings and are signatories to the Backstop Commitment Agreement, solely in their capacities as such.

11. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

12. “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia (Richmond Division) or another court having jurisdiction over the Chapter 11 Cases.

13. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

14. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday in Virginia, as defined in Bankruptcy Rule 9006(a).

15. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

16. “Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against insiders and/or any other Entities under the Bankruptcy Code) of any of the Debtors and/or the Debtors’ estates, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

17. “Certificate” means any instrument evidencing a Claim or an Interest.

18. “Certified Non-Accredited Noteholder” means a holder of an Allowed Note Claim that certifies on a ballot, under penalty of perjury, that such holder is not an Accredited Investor, and timely submits such ballot in accordance with the Disclosure Statement Order.

19. “Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

20. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

21. “Claims Bar Date” means June 30, 2016 at 5:00 p.m. prevailing Eastern Time, as defined in the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(B)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(B)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 221].

22. “Claims Objection Deadline” means the deadline for objecting to a Claim asserted against a Debtor, which shall be on the date that is the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Bankruptcy Court for objecting to such Claims.

23. “Claims Register” means the official register of Claims against the Debtors maintained by the Notice and Claims Agent.

24. “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

25. “Commitment Premium” means a fee of 6% of the Rights Offering Amount, payable to the Backstop Parties in New Common Stock as more fully set forth in the Backstop Commitment Agreement.

26. “Committee” means the official committee of unsecured claimholders appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.

27. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

28. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

29. “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

30. “Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which Final Order shall be reasonably acceptable to the Majority Consenting Creditors and the Committee.

31. “Consenting Noteholders” means each Noteholder that is party to the Restructuring Support Agreement, solely in its capacity as such.

32. “Consenting RBL Lenders” means each RBL Lender that is party to the Restructuring Support Agreement, solely in its capacity as such.

33. “Consummation” means the occurrence of the Effective Date.

34. “Convenience Claim” means any General Unsecured Claim, the holder of which elects to have such General Unsecured Claim treated as a Convenience Claim on its ballot on a timely basis in accordance with the Disclosure Statement Order, and which either, (i) is Allowed in an amount equal to or less than $2,500,000 or (ii) is Allowed in an amount greater than $2,500,000 but is reduced by such holder to $2,500,000. A Claim may be a Convenience Claim irrespective of whether the holder of such Claim is an Accredited Investor or is not an Accredited Investor.

35. “Cure” or “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

36. “Cure Notice” means a notice sent to counterparties in connection with an Executory Contract or Unexpired Lease proposed to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, the form and substance of which notice shall be approved by the Disclosure Statement Order and shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) the proposed amount to be paid on account of Cure Claims, and (c) procedures for resolution by the Bankruptcy Court of any related disputes.

37. “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

38. “Debtor Release” means the releases set forth in Section 8.2 of this Plan.

39. “Debtors” means, collectively, each of the following: Penn Virginia Corporation; Penn Virginia Holding Corp.; Penn Virginia MC Corporation; Penn Virginia MC Energy L.L.C.; Penn Virginia MC Operating Company L.L.C.; Penn Virginia Oil & Gas Corporation; Penn Virginia Oil & Gas GP LLC; Penn Virginia Oil & Gas LP LLC; and Penn Virginia Oil & Gas, L.P.

40. “Description of Transaction Steps” means the description of the Restructuring Transactions filed as part of the Plan Supplement.

41. “DIP Agent” means Wells Fargo Bank, N.A., or any successor thereto, as administrative agent under the DIP Facility, solely in its capacity as such.

42. “DIP Claims” means all Claims held by any of the DIP Lenders or the DIP Agent arising under or related to the DIP Facility, the Interim DIP Order, or the Final DIP Order.

43. “DIP Credit Agreement” means that certain senior secured debtor-in-possession credit agreement, dated as of May 11, 2016, as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms, by and among the Debtors, the DIP Lenders, and the DIP Agent.

44. “DIP Facility” means that certain $25 million debtor-in-possession financing facility provided by the DIP Lenders on the terms of, and subject to the conditions set forth in, the DIP Credit Agreement.

45. “DIP Hedge Lenders” means any DIP Lender or Affiliate thereof that has entered into any Master ISDA and schedules relating to any commodity hedge transaction with a Debtor after the Petition Date pursuant to the DIP Orders and the Swap Order.

46. “DIP Lenders” means each of the lenders and their Affiliates under the DIP Facility, solely in their capacity as such.

47. “DIP Orders” means the Interim DIP Order and the Final DIP Order, as applicable.

48. “Disclosure Statement” means the First Amended Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and its Debtor Affiliates, dated as of June 27, 2016, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, in form and substance reasonably acceptable to the Required Consenting Creditors.

49. “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and solicitation procedures with respect to the Plan, including the Rights Offering Procedures.

50. “Disputed” means, with respect to any Claim, a Claim that is not yet Allowed, including (a) any Proof of Claim that, on its face, is contingent or unliquidated; (b) any Proof of Claim or request for payment of an Administrative Claim Filed after the Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, or deadline for filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, and (c) any Claim that is subject to an objection filed by the Claims Objection Deadline or a motion to estimate, in each case that has not been withdrawn, resolved, or ruled on by a Final Order of the Bankruptcy Court.

51. “DTC” means The Depositary Trust Company, its nominee, Cede & Co., or any Affiliate thereof.

52. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

53. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims entitled to receive distributions under the Plan.

54. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 9.1 of this Plan have been satisfied or waived in accordance with Section 9.2 of this Plan.

55. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

56. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

57. “Equity Committee” means, collectively, those certain holders of Interests in Penn Virginia as set forth in that certain Verified Statement of LeClairRyan, A Professional Corporation, Pursuant to Federal Rule of Bankruptcy Procedure 2019 [Docket No. 199].

58. “Equity Committee Professionals” means, collectively, certain professionals employed by the Equity Committee, including: LeClairRyan, A Professional Corporation, EisnerAmper LLP, and Gaffney, Cline & Associates Inc.

59. “Exculpated Parties” means each of the following, solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors, and (c) with respect to each of the forgoing parties in clauses (i)(a) and (i)(b), each of such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii)(a) the RBL Lenders; (b) the Noteholders; (c) the DIP Lenders; (d) the DIP Hedge Lenders; (e) the Backstop Parties; (f) the Exit Facility Lenders; (g) the Indenture Trustee; (h) the RBL Agent; (i) the DIP Agent; (j) the Exit Facility Agent; (k) the Consenting Noteholders; (l) the Consenting RBL Lenders; and (m) the Committee and each of its members; (n) the Equity Committee and each of its members; (o) the Equity Committee Professionals; and (p) with respect to each of the forgoing parties in clauses (ii)(a) through (ii)(o), each of such Entity’s current and former Affiliates, and such

Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

60. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

61. “Exit Commitment Letters” means the commitment letter attached to the Restructuring Support Agreement as Exhibit E and related fee letters with respect thereto, setting forth the Exit Facility Lenders’ commitment to provide the Exit Facility and the fees related thereto.

62. “Exit Facility” means the new reserve-based lending facility credit agreement to be entered into by the Reorganized Debtors on the terms set forth in the Exit Facility Term Sheet and the Exit Commitment Letters attached to the Restructuring Support Agreement as Exhibit D and Exhibit E, respectively.

63. “Exit Facility Agent” means the administrative agent and collateral agent under the Exit Facility, or any successor thereto, solely in its capacity as such.

64. “Exit Facility Documents” means the Exit Facility credit agreement and any other guarantee, security agreement, deed of trust, mortgage, and relevant documentation entered into with respect to the Exit Facility.

65. “Exit Facility Lenders” means each of the lenders and their Affiliates under the Exit Facility, solely in their capacity as such.

66. “Exit Facility Term Sheet” means the term sheet attached to the Restructuring Support Agreement as Exhibit D setting forth the terms and conditions of the Exit Facility.

67. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent.

68. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

69. “Final DIP Order” means the Final Order (I) Authorizing the Debtors to (A) Obtain Senior Secured Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the Prepetition Secured Parties, (II) Granting Adequate Protection to the Prepetition Secured Parties, (III) Modifying the Automatic Stay, and (IV) Granting Related Relief [Docket No. 219].

70. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

71. “General Unsecured Claim” means any Unsecured Claim against any Debtor that is not otherwise paid in full during the Chapter 11 Cases pursuant to an order of the Bankruptcy Court, other than, for the avoidance of doubt, an Administrative Claim, a Professional Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an RBL Claim, a Note Claim, a DIP Claim, or a Section 510(b) Claim.

72. “Governmental Bar Date” means November 10, 2016 at 5:00 p.m. prevailing Eastern Time, as defined in the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(B)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(B)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 221].

73. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

74. “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

75. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors’, officers’, and managers’ respective Affiliates.

76. “Indenture” means that certain Senior Indenture, dated as of June 15, 2009, as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, for the 7.250% Senior Notes due 2019 and the 8.500% Senior Notes due 2020 among Penn Virginia, each of the guarantors party thereto, and the Indenture Trustee.

77. “Indenture Trustee” means Wilmington Savings Fund Society, FSB, or any successor thereto, as trustee under the Indenture.

78. “Indenture Trustee Charging Lien” means a lien that secures repayment of the Indenture Trustee Expenses, to the extent set forth in the Indenture.

79. “Indenture Trustee Expenses” means any reasonable and documented fees and out-of-pocket costs and expenses, incurred prior to or after the Petition Date by the Indenture Trustee that are required to be paid under the Indenture. Such amounts shall include, the reasonable, documented, out-of-pocket costs and expenses of, and reasonable, documented unpaid legal fees actually incurred by counsel to the Indenture Trustee in connection with the Chapter 11 Cases and the distributions to the Noteholders.

80. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

81. “Intercompany Claim” means any Claim held by a Debtor against another Debtor or Non-Debtor Subsidiary.

82. “Intercompany Interest” means, other than an Interest in Penn Virginia, an Interest in one Debtor or Non Debtor Subsidiary held by another Debtor.

83. “Interest” means the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, including the Preferred Stock, and the Penn Virginia Common Stock, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing, provided, however, that the term “Interests” shall not include the Intercompany Interests.

84. “Interim Compensation Order” means the Order (I) Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals and (II) Granting Related Relief [Docket No. 261].

85. “Interim DIP Order” means the Interim Order (I) Authorizing the Debtors to (A) Obtain Senior Secured Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the Prepetition Secured Parties, (II) Granting Adequate Protection to the Prepetition Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No. 66].

86. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

87. “Majority Consenting Noteholders” means Consenting Noteholders who hold, in the aggregate, at least 66.67% in principal amount outstanding of all Note Claims held by Consenting Noteholders.

88. “Majority Consenting RBL Lenders” means Consenting RBL Lenders who hold, in the aggregate, at least 66.67% in principal amount outstanding of all RBL Claims held by Consenting RBL Lenders.

89. “Management Incentive Plan” means a post-Effective Date management incentive plan, the material terms of which shall be consistent with Section 4.16 of this Plan.

90. “Management Incentive Plan Equity” means the New Common Stock issued pursuant to the Management Incentive Plan in accordance with Section 4.16 of this Plan, which shall dilute all New Common Stock equally.

91. “New Board” means Reorganized Penn Virginia’s initial board of directors as of the Effective Date.

92. “New Common Stock” means the common stock of Reorganized Penn Virginia.

93. “New Common Stock Equity Pool” means 100% of the New Common Stock issued and outstanding on the Effective Date to be distributed to the holders of Allowed Note Claims and Allowed General Unsecured Claims in accordance with Section 3.2(e) and Section 3.2(f) of this Plan, subject to dilution on account of the issuance of the Management Incentive Plan Equity, the Rights Offering Shares, and the Commitment Premium.

94. “New Shareholders’ Agreement” means that certain shareholders’ agreement, in substantially the form to be Filed as part of the Plan Supplement, and in form and substance acceptable to the Majority Consenting Noteholders, and reasonably satisfactory to the Committee as to minority shareholder protections and similar shareholders’ rights contained therein (including amendment provisions relating to such minority protections) and any terms that treat any shareholder (other than a shareholder that is a Consenting Noteholder) in a manner that is adverse to such shareholder and materially different from the treatment of the Consenting Noteholders, effective as of the Effective Date, to which all parties receiving New Common Stock (and all persons to whom such parties may sell or transfer their New Common Stock in the future and all persons who purchase or acquire the New Common Stock from the Reorganized Penn Virginia in future transactions) will be required to become or will be deemed parties.

95. “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, including the New Shareholders’ Agreement, in form and substance reasonably satisfactory to the Majority Consenting Noteholders, and reasonably satisfactory to the Committee as to minority shareholder protections and similar shareholders’ rights contained therein (including amendment provisions relating to such minority protections) and any terms that treat any shareholder (other than a shareholder that is a Consenting Noteholder) in a manner that is adverse to such shareholder and materially different from the treatment of the Consenting Noteholders.

96. “Non-Debtor Subsidiaries” means all of Penn Virginia’s wholly owned subsidiaries who are not Debtors in these Chapter 11 Cases, being: Penn Virginia Resource Holdings Corp. and Penn Virginia MC Gathering Company L.L.C.

97. “Note Claims” means all Claims against the Debtors arising on account of the Indenture and the Notes.

98. “Noteholders” means holders of the Notes, solely in their capacity as such.

99. “Notes” means the 7.250% Senior Notes due 2019 and the 8.500% Senior Notes due 2020, in each case issued pursuant to the Indenture.

100. “Notice and Claims Agent” means Epiq Bankruptcy Solutions, LLC, the notice and claims agent retained by the Debtors in the Chapter 11 Cases pursuant to the Order (I) Authorizing Retention and Appointment of Epiq Bankruptcy Solutions, LLC As Claims and Noticing Agent and (II) Granting Related Relief [Docket No. 79].

101. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

102. “Other Secured Claim” means any Secured Claim other than the following: (a) an RBL Claim; (b) a Secured Tax Claim; or (c) a DIP Claim.

103. “Penn Virginia” means Penn Virginia Corporation, a Virginia corporation, the ultimate parent of each of the Debtors and the predecessor to Reorganized Penn Virginia.

104. “Penn Virginia Common Stock” means Penn Virginia’s authorized and issued common stock outstanding as of the Effective Date.

105. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

106. “Petition Date” means the date on which each of the Debtors filed its respective petition for relief commencing the Chapter 11 Cases.

107. “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and the Restructuring Support Agreement, in form and substance reasonably satisfactory to the Required Consenting Creditors and the Committee.

108. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement), to be Filed by the Debtors no later than 7 days before the Voting Deadline, and additional documents or amendments to previously Filed documents, Filed before the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the Exit Facility Documents; (b) the New Organizational Documents; (c) a list of retained Causes of Action; (d) the New Shareholders’ Agreement; (e) the Description of Transaction Steps; (f) the Registration Rights Agreement; (g) the Schedule of Assumed Executory Contracts and Unexpired Leases; (h) the Schedule of Rejected Executory Contracts and Unexpired Leases; (i) the Backstop Commitment Agreement, including all exhibits and schedules thereto; and (j) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date consistent with the Restructuring Support Agreement and section 1127 of the Bankruptcy Code; provided, however that such changes shall be reasonably acceptable to the Committee.

109. “Preferred Stock” means all issuances of preferred stock issued by any of the Debtors prior to the Petition Date, including: (a) the Series A 6% Convertible Perpetual Preferred Stock; and (b) the Series B 6% Convertible Perpetual Preferred Stock.

110. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

111. “Pro Rata” means the proportion that (a) an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or (b) with respect to the New Common Stock Equity Pool, an Allowed Claim in Class 5 – Note Claims or Class 6(a) – General Unsecured Claims bears to the aggregate amount of all Allowed Claims in both Class 5 Class 5 (as adjusted by Section 3.2(e)(3)(B) of this Plan) and Class 6(a).

112. “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

113. “Professional Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Claim.

114. “Professional Fee Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses that the Professionals estimate (subject to the reasonable consent of the Required Consenting Creditors, which consent shall not be unreasonably withheld) they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Section 2.3 of this Plan.

115. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount as set forth in Section 2.3 of this Plan.

116. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

117. “RBL Agent” means Wells Fargo Bank, N.A., or any successor thereto, as administrative agent under the RBL Credit Agreement, in its capacity as such.

118. “RBL Claims” means any Claim against the Debtors arising on account of the RBL Credit Agreement or any other “Secured Obligations” as defined in the RBL Credit Agreement, each as allowed pursuant to the DIP Orders.

119. “RBL Credit Agreement” means that certain Credit Agreement, dated as of September 28, 2012, as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, by and among Penn Virginia Holding Corporation, as borrower, Penn Virginia, as parent, each of the guarantors party thereto, the RBL Agent, and the RBL Lenders.

120. “RBL Lenders” means the lenders and their Affiliates party to the RBL Credit Agreement, in their capacities as such.

121. “Registration Rights Agreement” means the Registration Rights Agreement with respect to the New Common Stock, substantially in the form to be included in the Plan Supplement; provided that to the extent provisions of such Agreement provide rights to shareholders that are not “affiliates” as defined in rule 144 under the Securities Act, such provisions shall either (i) be reasonably acceptable to the Committee or (ii) apply equally to shareholders who were holders of Class 5 Claims and those who were holders of Class 6(a) Claims.

122. “Reinstated” or “Reinstatement” means, with respect to any Claim or Interest, the treatment provided for in section 1124 of the Bankruptcy Code.

123. “Released Parties” means each of the following, solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors, and (c) with respect to each of the forgoing parties in clauses (i)(a) and (i)(b), each of such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii)(a) the RBL Lenders; (b) the Noteholders; (c) the DIP Lenders; (d) the DIP Hedge Lenders (e) the Backstop Parties; (f) the Exit Facility Lenders; (g) the Indenture Trustee; (h) the RBL Agent; (i) the DIP Agent; (j) the Exit Facility Agent; (k) the Consenting Noteholders; (k) the

Consenting RBL Lenders; (l) the Committee and each of its members; and (m) with respect to each of the forgoing parties in clauses (ii)(a) through (ii)(l), each of such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; provided, however, that any holder of a Claim or Interest that opts out of the releases contained in, or otherwise objects to, the Plan shall not be a “Released Party.” Notwithstanding anything to the contrary in this Plan or the Confirmation Order, in no event shall any holder of an Interest in Penn Virginia, in its capacity as such, be a “Released Party.”

124. “Releasing Parties” means collectively, and in each case solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the RBL Lenders; (d) the DIP Hedge Lenders (e) the Noteholders; (f) the DIP Lenders; (g) the Backstop Parties; (h) the Exit Facility Lenders; (i) the Indenture Trustee; (j) the RBL Agent; (k) the DIP Agent; (l) the Exit Facility Agent; (m) all holders of Claims that are deemed to accept the Plan; (n) all holders of Claims who vote to accept the Plan; (o) all holders of Claims in voting Classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (p) with respect to the foregoing clauses (a) through (o), each such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; provided, however, that any holder of a Claim that opts out of the releases contained in the Plan shall not be a “Releasing Party.” Notwithstanding anything to the contrary in this Plan or the Confirmation Order, in no event shall any holder of an Interest in Penn Virginia, in its capacity as such, be a “Releasing Party.”

125. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

126. “Reorganized Penn Virginia” means Penn Virginia, or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

127. “Required Consenting Creditors” means, collectively, the Majority Consenting Noteholders and the Majority Consenting RBL Lenders. For the avoidance of doubt, when used herein, the term “Required Consenting Creditors” shall require the independent approval of the Majority Consenting RBL Lenders and the Majority Consenting Noteholders.

128. “Restructuring Support Agreement” means that certain restructuring support agreement, dated May 9, 2016, by and among the Debtors and the Restructuring Support Parties, including all exhibits thereto.

129. “Restructuring Support Parties” means, collectively, the Consenting Noteholders, the Consenting RBL Lenders, the DIP Lenders, and the Backstop Parties, in each case, that are party to the Restructuring Support Agreement.

130. “Restructuring Term Sheet” means the term sheet attached as Exhibit A to the Restructuring Support Agreement setting forth the terms and conditions of the Debtors’ comprehensive balance sheet restructuring.

131. “Restructuring Transactions” shall have the meaning set forth in Section 4.1 of this Plan.

132. “Rights Offering” means the rights offering that is backstopped by the Backstop Parties in connection with the Restructuring Transactions pursuant to the Backstop Commitment Agreement and in accordance with the Rights Offerings Procedures (including the Subscription Agreement).

133. “Rights Offering Amount” means an amount equal to $50,000,000.00

134. “Rights Offering Procedures” means the procedures governing the Rights Offering attached as an exhibit to the Backstop Commitment Agreement, as approved by the Disclosure Statement Order.

135. “Rights Offering Shares” means the shares of New Common Stock distributed pursuant to and in accordance with the Rights Offerings Procedures (including the Subscription Agreement) and the Backstop Commitment Agreement.

136. “Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, production payments, and all rights to payment or production arising from such interests.

137. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with any applicable official bankruptcy forms, as the same may have been amended, modified, or supplemented from time to time.

138. “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, Filed as part of the Plan Supplement, as may be amended by the Debtors from time to time prior to the Confirmation Date; provided, however that the Professionals to the Committee shall be given advance notice and consultation rights with respect to such schedule.

139. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, Filed as part of the Plan Supplement, as may be amended by the Debtors from time to time prior to the Confirmation Date; provided, however that the Professionals to the Committee shall be given advance notice and consultation rights with respect to such schedule.

140. “Section 510(b) Claim” means any Claim against any Debtor arising from rescission of a purchase or sale of a Security of the Debtors or any Affiliate of the Debtors, for damages arising from the purchase or sale of such a Security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

141. “Secured Claim” means a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

142. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

143. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

144. “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

145. “Servicer” means an agent or other authorized representative of holders of Claims or Interests.

146. “Subscription Agreement” means that certain Subscription Agreement, by and among Penn Virginia and the Subscriber (as defined therein).

147. “Subscription Rights” means the rights to purchase Rights Offering Shares as set forth in the Rights Offering Procedures.

148. “Swap Contracts” means the new hedging arrangements the Debtors entered into after the Petition Date pursuant to the Swap Order.

149. “Swap Order” means the Order Authorizing the Debtors to (I) Enter into New Lender Party Swap Agreements, (II) Pledge Collateral, Grant Superpriority Claims, and Honor Obligations Thereunder, and (III) Granting Related Relief [Docket No. 65].

150. “Third-Party Release” means the releases set forth in Section 8.3 of this Plan.

151. “U.S. Trustee” means the Office of the United States Trustee for the Eastern District of Virginia.

152. “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

153. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

154. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

155. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interest that are “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

156. “Unsecured Claim” means a Claim that is not a Secured Claim.

157. “Voting Deadline” means August 2, 2016, as defined in the Disclosure Statement Order.

1.2	Rules of Interpretation

For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be in such form or on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (i) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (j) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like as applicable; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (l) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

1.3	Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

1.4	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

1.5	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

1.6	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

1.7	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

2.1	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Claims, DIP Claims, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, unless otherwise agreed, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim (for the avoidance of doubt, holders of such Allowed Administrative Claims shall not be required to file a request for payment of administrative claim as provided in the second paragraph of this Section 2.1 of this Plan); (d) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Except as otherwise provided in this Section 2.1 of this Plan, and except with respect to Administrative Claims that are Professional Claims, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 60 days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed.

2.2	DIP Claims

The DIP Claims shall be deemed to be Allowed Secured and superpriority Administrative Claims in the full amount due and owing under the DIP Facility as of the Effective Date. In full satisfaction of and in exchange for each DIP Claim, each DIP Claim will be paid in full in Cash on the Effective Date, funded from Cash on hand, the proceeds of the Exit Facility, and the proceeds of the Rights Offering.

2.3	Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be filed no later than 45 days after the Effective Date. Any requests for Professional Claims must be served in accordance with prior orders of the Bankruptcy Court, including the Interim Compensation Order. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of the Reorganized Debtors computing the Professional Fee Amount no later than five Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates or subject to any Lien, including any Lien arising under the Exit Facility Documents. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Claims have been paid will be turned over to the Reorganized Debtors.

From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.4	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim against a Debtor due and payable on or before the Effective Date shall receive, in the discretion of the Reorganized Debtors, either (a) on the Effective Date, or as soon as practicable thereafter, from the respective Debtor liable for such Allowed Priority Tax Claim, payment in Cash in an amount equal to the amount of such Allowed Priority Tax Claim or (b) treatment provided in section 1129(a)(9) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

2.5	Statutory Fees

All fees payable pursuant to section 1930 of Title 28 of the U.S. Code due and payable through the Effective Date shall be paid by the Debtors, or the Reorganized Debtors, as applicable, on or before the Effective Date. Any deadline for filing claim in the Chapter 11 Cases shall not apply to fees payable by any of the Debtors pursuant to section 1930 of Title 28 of the U.S. Code or any interest accruing thereon. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee and consistent with the requirements of the Local Rules of the United States Bankruptcy Court for the Eastern District of Virginia. Each Debtor shall remain obligated to pay fees pursuant to section 1930 of Title 28 of the U.S. Code until the earliest of that particular Debtor’s case being converted to a case under Chapter 7 of the Bankruptcy Code or dismissed or the issuance of a Final Decree.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1	Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of this Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 9 Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Section 3.4 below.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights

1	Secured Tax Claims	Unimpaired	Presumed to Accept

2	Other Secured Claims	Unimpaired	Presumed to Accept

3	Other Priority Claims	Unimpaired	Presumed to Accept

4	RBL Claims	Unimpaired	Presumed to Accept

5	Note Claims	Impaired	Entitled to Vote

6(a)	General Unsecured Claims	Impaired	Entitled to Vote

6(b)	Convenience Claims	Impaired	Entitled to Vote

7	Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote

8	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote

9	Interests in Penn Virginia	Impaired	Deemed to Reject

3.2	Treatment of Classes of Claims and Interests

Except to the extent that the Debtors and a holder of an Allowed Claim or Interest, as applicable, agree to less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Claim or Interest. Unless otherwise indicated, the holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

(a)	Class 1 — Secured Tax Claims

(1)	Classification: Class 1 consists of any Secured Tax Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Secured Tax Claim shall receive, as applicable:

(A)	if the Allowed Secured Tax Claim is due and payable on or before the Effective Date, Cash in an amount equal to such Allowed Secured Tax Claim; or

(B)	if the Allowed Secured Tax Claim is not due and payable on or before the Effective Date, Cash in an amount as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

(3)	Voting: Class 1 is Unimpaired. Holders of Allowed Secured Tax Claim in Class 1 are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Secured Tax Claims in Class 1 are not entitled to vote to accept or reject the Plan.

(b)	Class 2 — Other Secured Claims

(1)	Classification: Class 2 consists of any Other Secured Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Other Secured Claim shall receive, as the Debtors or the Reorganized Debtors, as applicable, determine:

(A)	payment in full, in Cash, of the unpaid portion of its Allowed Other Secured Claim on the latest of: (i) on or as soon as reasonably practicable after the Effective Date if such Allowed Other Secured Claim is Allowed as of the Effective Date; (ii) on or as soon as reasonably practicable after the date such Other Secured Claim is Allowed; and (iii) the date such Allowed Other Secured Claim becomes due and payable, or as soon thereafter as is reasonably practicable;

(B)	the collateral securing its Allowed Other Secured Claim; or

(C)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(3)	Voting: Class 2 is Unimpaired. Holders of Allowed Other Secured Claims in Class 2 are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims in Class 2 are not entitled to vote to accept or reject the Plan.

(c)	Class 3 — Other Priority Claims

(1)	Classification: Class 3 consists of any Other Priority Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Other Priority Claim shall receive payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim on the latest of: (i) on or as soon as reasonably practicable after the Effective Date if such Allowed Other Priority Claim is Allowed as of the Effective Date; (ii) on or as soon as reasonably practicable after the date such Other Priority Claim is Allowed; and (iii) the date such Allowed Other Priority Claim becomes due and payable, or as soon thereafter as is reasonably practicable.

(3)	Voting: Class 3 is Unimpaired. Holders of Allowed Other Priority Claims in Class 3 are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims in Class 3 are not entitled to vote to accept or reject the Plan.

(d)	Class 4 — RBL Claims

(1)	Classification: Class 4 consists of all RBL Claims.

(2)	Allowance: On the Effective Date, in accordance with the DIP Orders, the RBL Claims shall be Allowed in the aggregate principal amount of not less than $113,652,819.70, plus any accrued but unpaid interest thereon payable as of the Petition Date at the applicable default interest rate and any unpaid fees and expenses payable in accordance with the RBL Credit Agreement.

(3)	Treatment: Each holder of an Allowed RBL Claim shall be paid in full in Cash on the Effective Date on account of such Allowed RBL Claim, funded from Cash on hand, the proceeds from the Exit Facility, and the proceeds from the Rights Offering.

(4)	Voting: Class 4 is Unimpaired. Holders of Allowed RBL Claims in Class 4 are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed RBL Claims in Class 4 are not entitled to vote to accept or reject the Plan.

(e)	Class 5 — Note Claims

(1)	Classification: Class 5 consists of all Note Claims.

(2)	Allowance: On the Effective Date, the Note Claims shall be Allowed in the aggregate principal amount of not less than $1,075,000,000.00, plus any accrued but unpaid interest thereon payable as of the Petition Date at the applicable non-default interest rate in accordance with the Indenture.

(3)	Treatment:

(A)	Each holder of an Allowed Note Claim that is an Accredited Investor shall receive (i) its Pro Rata share of the New Common Stock Equity Pool and (ii) its Subscription Rights to purchase its Pro Rata Share of the Rights Offerings Shares in accordance with the Rights Offering Procedures on account of such Allowed Note Claim.

(B)	Each holder of Allowed Note Claim that is a Certified Non-Accredited Noteholder shall receive its Pro Rata share of the New Common Stock Equity Pool; provided, however, that the amount of each such holder’s Allowed Note Claim shall be increased by 42.5 percent. Holders of Allowed Note Claims that are not an Accredited Investor will not have the opportunity to participate in the Rights Offering.

(4)	Voting: Class 5 is Impaired. Holders of Allowed Note Claims in Class 5 are entitled to vote to accept or reject the Plan.

(f)	Class 6(a) — General Unsecured Claims

(1)	Classification: Class 6(a) consists of any General Unsecured Claims against any Debtor that are not Convenience Claims.

(2)	Treatment: Each holder of an Allowed General Unsecured Claim shall either:

(A)	on the Effective Date or as soon as is reasonably practicable thereafter, if such holder’s General Unsecured Claim is an Allowed General Unsecured Claim as of the Effective Date, receive its Pro Rata share of the New Common Stock made available in the New Common Stock Equity Pool on account of such Allowed General Unsecured Claim; or

(B)	on the next applicable Distribution Date, if such holder’s General Unsecured Claim becomes an allowed General Unsecured Claim after the Effective Date, receive New Common Stock in an amount equal to the amount such holder would have received had such holders’ General Unsecured Claim been an Allowed General Unsecured Claim as of the Effective Date.

Distributions pursuant to Section 3.2(f)(2)(B) of this Plan shall dilute all New Common Stock equally.

(3)	Rights Offering: In addition to the treatment set forth in Section 3.2(f)(2) of this Plan, each holder of an Allowed General Unsecured Claim that is an Accredited Investor shall receive its Subscription Rights to purchase its Pro Rata Share of the Rights Offering Shares in accordance with the Rights Offering Procedures, with such Pro Rata Share determined based on 50 percent of the total Allowed amount of such General Unsecured Claim. Holders of Allowed General Unsecured Claims that are Accredited Investors shall only be eligible to participate in the aggregate in $5 million of the total $50 million (i.e., 10 percent) of the Rights Offering.

(4)	Voting: Class 6(a) is Impaired. Holders of Allowed General Unsecured Claims in Class 6(a) are entitled to vote to accept or reject the Plan.

(g)	Class 6(b) — Convenience Claims

(1)	Classification: Class 6(b) consists of any Convenience Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Convenience Claim shall receive payment in Cash in an amount equal to $0.061 on account of each dollar of its Allowed Convenience Claim; provided, however, that the total cash payments paid to holders of Allowed Convenience Claims shall not exceed an aggregate of $750,000 (the “Convenience Claim Cash Cap”). In the event Allowed Convenience Claims exceed the Convenience Claim Cash Cap, Allowed Convenience Claims shall be satisfied in ascending order (i.e., from smallest to largest) and any unsatisfied Claim shall be treated as an Allowed General Unsecured Claim in Class 6(a).

(3)	Voting: Class 6(b) is Impaired. Holders of Allowed Convenience Claims in Class 6(b) are entitled to vote to accept or reject the Plan.

(h)	Class 7 — Intercompany Claims

(1)	Classification: Class 7 consists of any Intercompany Claims.

(2)	Treatment: Each Allowed Intercompany Claim shall be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, in consultation with the Committee, the DIP Agent, the Ad Hoc Committee of Noteholders, and the RBL Agent, shall be cancelled. No distribution shall be made on account of any Intercompany Claim.

(3)	Voting: Class 7 is either Unimpaired, in which case the holders of Allowed Intercompany Claims in Class 7 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the holders of such Allowed Intercompany Claims in Class 7 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Allowed Intercompany Claim in Class 7 will not be entitled to vote to accept or reject the Plan.

(i)	Class 8 — Intercompany Interests

(1)	Classification: Class 8 consists of any Intercompany Interests.

(2)	Treatment: Each Allowed Intercompany Interest shall be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option in consultation with the Committee, the DIP Agent, the Ad Hoc Committee of Noteholders, and the RBL Agent, shall be cancelled. No distribution shall be made on account of any Intercompany Interests.

(3)	Voting: Class 8 is either Unimpaired, in which case the holders of Allowed Intercompany Interests in Class 8 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and not receiving any distribution under the Plan, in which case the holders of such Allowed Intercompany Interests in Class 8 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Allowed Intercompany Interest in Class 8 will not be entitled to vote to accept or reject the Plan.

(j)	Class 9 — Interests in Penn Virginia

(1)	Classification: Class 9 consists of all Interests in Penn Virginia (including Section 510(b) Claims).

(2)	Treatment: On the Effective Date, all Interests in Penn Virginia will be cancelled and the holders of Interests in Penn Virginia shall not receive or retain any distribution, property, or other value on account of their Interests in Penn Virginia.

(3)	Voting: Class 9 is Impaired. Holders of Interests in Class 9 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

3.3	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

3.4	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest, or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing, shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

3.5	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holder of Claims or Interests eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims or Interests in such Class.

3.6	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of this Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by (a) modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules and (b) withdrawing the Plan as to an individual Debtor at any time before the Confirmation Date.

3.7	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of the New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests prior to the Effective Date.

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

4.1	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall take all actions as may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate the Restructuring Support Agreement and the Plan (collectively, the “Restructuring Transactions”), including: (a) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms in accordance with the Plan to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms in accordance with the Plan for which the applicable Entities agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (d) such other transactions that are required to effectuate the restructuring in the most tax efficient manner, as determined by the Debtors, the Committee (to the extent it has not been dissolved pursuant to Section 12.2 of this Plan), and the Majority Consenting Creditors; (e) the execution, delivery, and filing, if applicable, of the Exit Facility Documents; and (f) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law and in accordance with the Plan.

4.2	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests.

4.3	New Common Stock

All existing Interests in Penn Virginia shall be cancelled as of the Effective Date and Reorganized Penn Virginia shall issue the New Common Stock to holders of Claims entitled to receive New Common Stock pursuant to the Plan. The issuance of New Common Stock, including any options for the purchase thereof and equity awards associated therewith, shall be authorized without the need for any further corporate action and without any further action by the Debtors, Reorganized Debtors, or Reorganized Penn Virginia, as applicable. Reorganized Penn Virginia’s New Organizational Documents shall authorize the issuance and distribution on the Effective Date of New Common Stock to the Distribution Agent for the benefit of holders of Allowed Claims in Classes 5 and 6(a). All New Common Stock issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable, and the holders of New Common Stock shall be deemed to have accepted the terms of the New Shareholders’ Agreement (solely in their capacity as shareholders of Reorganized Penn Virginia) and to be parties thereto without further action or signature. The New Shareholders’ Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Stock shall be bound thereby.

Any holder of Allowed Claims in Classes 5 and 6(a) that receives New Common Stock pursuant to the terms of this Plan that, together with any Affiliates or a related fund, as a result of any distributions under this Plan, owns at least one percent of the New Common Stock and that is either (a) a party to the Backstop Commitment Agreement or (b) a holder of a General Unsecured Claim, shall enter into a Registration Rights Agreement substantially in the form included in the Plan Supplement.

4.4	Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which will be set forth in the Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the Exit Facility and the Exit Facility Documents, and all transactions contemplated thereby, including any supplemental or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein, and authorization of the Reorganized Debtors to enter into and execute the Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Facility. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4.5	Exemption from Registration Requirements

All shares of New Common Stock issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon either (a) section 1145 of the Bankruptcy Code or (b) section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. All shares of New Common Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

Persons who purchase the New Common Stock pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell New Common Stock without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A or any other registration exemption under the Securities Act, or if such securities are registered with the Securities and Exchange Commission.

All shares of New Common Stock issued (a) to Holders of Allowed Note Claims and Holders of Allowed General Unsecured Claims on account of their Claims, and (b) to any Backstop Parties as a backstop premium pursuant to the Backstop Commitment Agreement, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code. All shares of New Common Stock issued (x) to the Backstop Parties pursuant to the Backstop Commitment Agreement in satisfaction of their obligations to purchase any unsubscribed shares in the Rights Offering and (y) to Holders of Allowed Note Claims in the Rights Offering upon exercise of their rights will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

4.6	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and be consistent with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

4.7	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan (including the Exit Facility Documents, as applicable), on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and pursue, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

4.8	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date. except as otherwise provided in this Plan: (a) the obligations of the Debtors under the DIP Facility, the RBL Credit Agreement, the Indenture, and any Interest in PVC, certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest shall be cancelled and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (b) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation, or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided, that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the holder of an Allowed Claim shall continue in effect solely for purposes of (i) enabling such holder to receive distributions under the Plan on account of such Allowed Claim as provided herein, (ii) allowing the Indenture Trustee to make distributions on account of the Notes, (iii) preserving the Indenture Trustee’s rights to compensation and indemnification under the Indenture as against any money or property distributable to the

Noteholders, including permitting the Indenture Trustee to maintain, enforce and exercise its Indenture Trustee Charging Lien against such distributions, (iv) permitting the Indenture Trustee to enforce any obligation owed to it under the Plan, and (v) permitting the Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; provided, further, that nothing in this section shall effect a cancellation of any New Common Stock, Intercompany Interests, or Intercompany Claims. The Indenture Trustee shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Indenture Trustee and its respective representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Indenture Trustee shall be relieved of and released from any obligations and duties arising thereunder.

If the record holder of the Notes is DTC or its nominee or another securities depository or custodian thereof, and such Notes are represented by a global Security held by or on behalf of the DTC or such other securities depository or custodian, then each such holder of the Notes shall be deemed to have surrendered its Note or other evidence of indebtedness upon surrender of such global Security by DTC or such other securities depository or custodian thereof.

4.9	Corporate Action

On the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (a) the adoption and/or filing of the New Organizational Documents and the New Shareholders’ Agreement; (b) the selection of the directors, managers, and officers for the Reorganized Debtors, including the appointment of the New Board; (c) the authorization, issuance, and distribution of New Common Stock, including upon the exercise of the Subscription Rights; (d) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (e) the entry into the Exit Facility and the execution, delivery, and filing of the Exit Facility Documents, as applicable; (f) implementation of the Restructuring Transactions; and (h) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of Reorganized Penn Virginia and the other Reorganized Debtors, and any corporate action required by the Debtors, Reorganized Penn Virginia, or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, Reorganized Penn Virginia, or the other Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, Reorganized Penn Virginia, or the other Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of Reorganized Penn Virginia and the other Reorganized Debtors, including the Exit Facility Documents and any and all other agreements, documents, Securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Section 4.9 shall be effective notwithstanding any requirements under non-bankruptcy law.

4.10	Corporate Existence

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

4.11	Charter, Bylaws, and New Organizational Documents

On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors’ respective certificates of incorporation and bylaws (and other formation and constituent documents relating to limited liability companies) shall be amended as may be required to be consistent with the provisions of the Plan, the New Shareholders’ Agreement and the Exit Facility Documents, as applicable, and the Bankruptcy Code. The New Organizational Documents shall, among other things: (a) authorize the issuance of the New Common Stock; and (b) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity Securities. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

4.12	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Exit Facility Documents, as applicable, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

4.13	Section 1146(a) Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; (d) the grant of collateral as security for any or all of the Exit Facility, as applicable; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

4.14	Directors and Officers

The members of the New Board will be chosen by the Majority Consenting Noteholders (after consultation with the Committee) and will be identified at or prior to the Confirmation Hearing consistent with section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, except as otherwise provided in the Plan Supplement or announced on the Record at the Confirmation Hearing, the existing officers of the Debtors shall serve in their current capacities for the Reorganized Debtors. From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall serve pursuant to the terms of the respective Reorganized Debtor’s charters and bylaws or other formation and constituent documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation.

4.15	Employee Arrangements of the Reorganized Debtors

As of the Effective Date, the Reorganized Debtors shall be authorized to: (a) maintain, amend, or revise employment, indemnification, and other arrangements with their directors, officers, and employees, that were employed by, or serving on the board of directors of, any of the Debtors (including with respect to H. Baird Whitehead in his former capacity as an employee of the Debtors, including as Chief Executive Officer of Penn Virginia, and in his current capacity as a director of Penn Virginia) as of the Petition Date that have not been rejected before or as of the Effective Date, subject to the terms and conditions of any such agreement; and (b) enter into new employment, indemnification, and other arrangements with directors, officers, and employees; in the case of clause (b) herein, as determined by the board of directors of the applicable Reorganized Debtor. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

4.16	Management Incentive Plan

On or after the Effective Date, except as otherwise set forth in any employment agreement, the members of the management team of the Reorganized Debtors will be eligible to participate in the Management Incentive Plan, which will be an equity incentive program pursuant to which up to 5% of the New Common Stock will be reserved for issuance (on a fully diluted basis). The New Board shall determine the allocation and other terms and conditions of the Management Incentive Plan participation, including the types of equity awards to be granted under such plan. The Management Incentive Plan Equity will dilute all of the New Common Stock equally.

4.17	Preservation of Causes of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in, or according to the terms of, the Plan, including pursuant to Article VIII of this Plan, the DIP Orders, or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided herein. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in, or according to the terms of, the Plan, including pursuant to Article VIII of this Plan, the DIP Orders, or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Section 4.17 include any claim or Cause of Action with respect to, or against, a Released Party.

In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action preserved pursuant to the first paragraph of this Section 4.17 that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

4.18	Release of Avoidance Actions

On the Effective Date, the Debtors, on behalf of themselves and their estates, shall release any and all Avoidance Actions and the Debtors and the Reorganized Debtors, and any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors, shall be deemed to have waived the right to pursue any and all Avoidance Actions, except for Avoidance Actions brought as counterclaims or defenses to claims asserted against the Debtors; provided, that such exception shall not apply to any claims asserted against the Debtors by the Pre-Petition Secured Parties (as defined in the DIP Orders).

4.19	Indenture Trustee Expenses

On the Effective Date, the Debtors shall distribute Cash to the Indenture Trustee in an amount equal to the Indenture Trustee Expenses. If the Debtors or the Reorganized Debtors dispute the reasonableness of the Indenture Trustee Expenses, the Debtors, the Reorganized Debtors, or the Indenture Trustee, as applicable, may submit such dispute to the Court for a determination of the reasonableness of such fees or expenses and the disputed portion of the Indenture Trustee Expenses shall not be paid until the dispute is resolved. The undisputed portion of the Indenture Trustee Expenses shall be paid as provided herein. Nothing contained herein shall otherwise affect the right of the Indenture Trustee from asserting its Indenture Trustee Charging Lien, to the extent applicable under the terms of the Indenture, provided, however, that upon the full and indefeasible payment of the Indenture Trustee Expenses, the Indenture Trustee Charging Lien shall be deemed released and discharged in full. For the avoidance of doubt, the Indenture Trustee shall not be required to file a Proof of Claim on account of either the Note Claims or the Indenture Trustee Expenses.

4.20	Commitment Premium

On the Effective Date, New Common Stock in an amount equal to the Commitment Premium shall be distributed to the Backstop Parties under and as set forth in the Backstop Commitment Agreement.

4.21	Preservation of Royalty and Working Interests

Notwithstanding any other provision in the Plan, on and after the Effective Date, all Royalty and Working Interests shall be fully preserved and remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall equally remain in full force and effect, and no Royalty and Working Interests shall be compromised or discharged by the Plan.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than: (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject that is pending on the Effective Date or pursuant to which the requested effective date of rejection is after the Effective Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the assumptions, assumptions and assignments, or rejections, as applicable, of such Executory Contracts or Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume or reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date.

5.2	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims against any Debtor arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claim arising from the rejection of an Executory Contract or Unexpired Lease that is not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any such Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. Claims arising from the rejection of the Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Section 3.2(f) of this Plan.

5.3	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under an Executory Contract or Unexpired Lease, shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount, as reflected in the applicable Cure Notice, in Cash on the Effective Date or as soon as reasonably practicable thereafter, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

At least 14 days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices to the applicable third parties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption or related Cure amount must be Filed, served and actually received by the Debtors at least seven days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount will be deemed to have assented to such assumption or Cure amount. Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after such 14-day deadline, a Cure Notice with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a noticed hearing set to consider whether such Executory Contract or Unexpired Lease can be assumed.

In the event of an unresolved dispute regarding (1) the amount of any Cure Claim, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, assignment, or the Cure payments required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order of the Bankruptcy Court (which may be the Confirmation Order).

If the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

5.4	Indemnification

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ directors, officers, employees, or agents that were employed by, or serving on the board of directors of, any of the Debtors (including with respect to H. Baird Whitehead in his former capacity as an employee of the Debtors, including as Chief Executive Officer of Penn Virginia, and in his current capacity as a director of Penn Virginia) as of the Petition Date, to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in this Plan to the contrary, none of the Reorganized Debtors will amend and/or restate their respective governance documents or the New Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

5.5	Insurance Policies

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto, including all D&O Liability Insurance Policies (including tail coverage liability insurance). Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such insurance policies, including the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of insurance policies, including the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed, and shall survive the Effective Date.

After the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce, modify or restrict in any way, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date of the Plan shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date of the Plan.

5.6	Contracts and Leases After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed under section 365 of the Bankruptcy Code, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Such contracts and leases that are not rejected under the Plan will survive and remain unaffected by entry of the Confirmation Order.

5.7	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.8	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

5.9	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1	Distributions on Account of Claims and Interests Allowed as of the Effective Date

(a)	Delivery of Distributions in General

Except as otherwise provided herein, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Claim, on the first Distribution Date, the Distribution Agent shall distribute the full amount of the distributions that the Plan provides for holders of Claims in each applicable Class Allowed on or before the Effective Date; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (2) Allowed Priority Tax Claims and Allowed Secured Tax Claims shall be paid in accordance with Sections 2.4 and 3.2(a), respectively, and (3) all distributions under the Plan on account of the RBL Claims shall be paid in cash in full on the Effective Date. A Distribution Date shall occur no less frequently than once in every 30 day period after the Effective Date, as necessary, in the Reorganized Debtors’ sole discretion.

If a Claim is not an Allowed Claim as of the Effective Date, the Distribution Agent shall distribute the full amount of the distributions that the Plan provides for holders of Allowed Claims in each applicable Class as soon as is reasonably practicable after such Claim becomes and Allowed Claim.

6.2	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final

Order or the Claims have been Allowed or expunged. Any dividends or other distributions arising from property distributed to holders of Allowed Claims, in a Class and paid to such holders under the Plan shall also be paid, in the applicable amounts, to any holder of a Disputed Claim, in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims in such Class.

6.3	Delivery of Distributions

(a)	Record Date for Distributions to Holders of Non-Publicly Traded Securities

On the Effective Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record holders, if any, listed on the Claims Register as of the close of business on the Effective Date. Notwithstanding the foregoing, if a Claim, other than one based on a publicly traded Certificate, is transferred and the Debtors have been notified in writing of such transfer less than 10 days before the Effective Date, the Distribution Agent shall make distributions to the transferee (rather than the transferor) only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b)	Distribution Process

The Distribution Agent shall make all distributions required under the Plan, except that distributions to holders of Allowed Claims governed by a separate agreement, which shall include the DIP Facility, the Indenture, and the RBL Credit Agreement, and administered by a Servicer, including the DIP Agent, the Indenture Trustee, and the RBL Agent, shall be deposited with the appropriate Servicer, at which time such distributions shall be deemed complete, and the Servicer shall deliver such distributions in accordance with the Plan and the terms of the governing agreement. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to holders of record as of the Effective Date by the Distribution Agent or a Servicer, as appropriate: (1) to the address of such holder as set forth in the books and records of the applicable Debtor (or if the Debtors have been notified in writing, on or before the date that is 10 days before the Effective Date, of a change of address, to the changed address); (2) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors’ books and records, no Proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address on or before the date that is 10 days before the Effective Date; or (3) on any counsel that has appeared in the Chapter 11 Cases on the holder’s behalf. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan. In addition, notwithstanding anything to contrary contained herein, including this Section 6.3, distributions under the Plan to holders of publicly traded securities shall be made in accordance with customary distribution procedures applicable to such securities.

(c)	Accrual of Dividends and Other Rights

For purposes of determining the accrual of distributions or other rights after the Effective Date, the New Common Stock that will compromise the New Common Stock Pool shall be deemed distributed as of the Effective Date regardless of the date on which it is actually distributed; provided, however, the Reorganized Debtors shall not pay any such distributions or distribute such other rights, if any, until after distributions of the New Common Stock actually take place.

(d)	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

(e)	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(f)	Fractional, Undeliverable, and Unclaimed Distributions

(1)	Fractional Distributions. Whenever any distribution of fractional shares of New Common Stock would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction to the nearest share (up or down), with half shares or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(2)	Undeliverable Distributions. If any distribution to a holder of an Allowed Claim is returned to the Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until the Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder on the next Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to Section 6.3(f)(3) below, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

(3)	Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of twelve months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the applicable Reorganized Debtor and, to the extent such Unclaimed Distribution is New Common Stock, shall be deemed cancelled. Upon such revesting, the Claim of the holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

(g)	Surrender of Cancelled Instruments or Securities

On the Effective Date, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim is governed by an agreement and administered by a Servicer). Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Section 6.3(g) shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

6.4	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its holder shall be forever barred pursuant to Article VIII of this Plan from asserting that Claim against the Reorganized Debtors or their property.

6.5	Claims Paid or Payable by Third Parties

(a)	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be Disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return, or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b)	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)	Applicability of Insurance Policies

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

6.6	Setoffs

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effectuate such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder.

6.7	Allocation Between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to interest, if any, on such Allowed Claim accrued through the Effective Date.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

7.1	Allowance of Claims

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses its predecessor Debtor had with respect to any Claim immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), each Claim shall be an Allowed Claim unless and until such Claim is deemed Disallowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases Disallowing such Claim.

7.2	Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors, by order of the Bankruptcy Court, shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

7.3	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim that is disputed, contingent, or unliquidated, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.4	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

7.5	Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Deadline.

7.6	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All Proofs of Claim Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Claims Bar Date, Administrative Claims Bar Date, or deadline for filing Proofs of Claim based on the rejection of an Executory Contract or Unexpired Lease, as applicable, shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

7.7	Amendments to Claims

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court and the Reorganized Debtors and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

7.8	No Distributions Pending Allowance

If an objection to a Claim or portion thereof is Filed as set forth in Article VII of this Plan, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

7.9	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. On the next Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, or as otherwise agreed, the Reorganized Debtors shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or as otherwise provided herein.

7.10	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim plus applicable interest. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

8.1	Discharge of Claims and Termination of Interests

Except as otherwise provided for herein, effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

8.2	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Action brought as counterclaims or defenses to Claims asserted against the Debtors), the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the RBL Facility, the RBL Credit Agreement, the DIP Facility, the Exit Facility, the DIP Credit Agreement, the Backstop Commitment Agreement, the Exit Commitment Letters, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

8.3	Releases by Holders of Claims

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the DIP Facility, the Exit Facility, the Backstop Commitment Agreement, the Exit Commitment Letters, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (1) consensual; (2) essential to the confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties; (4) a good-faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

8.4	Exculpation

Notwithstanding anything contained herein to the contrary, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Plan, the Plan Supplement, the Restructuring Support Agreement, the Rights Offering, the DIP Facility, the Exit Facility, the DIP Credit Agreement, the Backstop Commitment Agreement, the Exit Commitment Letters, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8.5	Injunction

Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.2 or Section 8.3 of this Plan, discharged pursuant to Section 8.1 of this Plan, or are subject to exculpation pursuant to Section 8.4 of this Plan (other than the Equity Committee and each of its members on account of their inclusion in the definition of “Exculpated Parties”) shall be permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests discharged, released, exculpated, or settled pursuant to the Plan.

8.6	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

8.7	Release of Liens

Except as otherwise specifically provided in the Plan, the Exit Facility Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facility Documents), the Swap Contracts, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors, the DIP Agent, the RBL Agent, or any other holder of a Secured Claim. In addition, at the sole expense of the Debtors or the Reorganized Debtors, the DIP Agent and the RBL Agent shall execute and deliver all documents reasonably requested by the Debtors, Reorganized Debtors or administrative agent(s) for the Exit Facility to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors and their designees to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

8.8	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent, or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

8.9	Recoupment

In no event shall any holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

8.10	Subordination Rights

Any distributions under the Plan to holders of Claims or Interests shall be received and retained free from any obligations to hold or transfer the same to any other holder and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2 of this Plan:

(a) the Professional Fee Escrow Account shall have been established and funded with the Professional Fee Amount;

(b) each of the DIP Orders shall have been entered by the Bankruptcy Court, and the Final DIP Order shall not have been stayed or modified or vacated on appeal;

(c) the Disclosure Statement Order shall have been entered by the Bankruptcy Court and such order shall have become a Final Order that has not been stayed or modified or vacated on appeal;

(d) the Confirmation Order shall have been entered by the Bankruptcy Court and such order shall have become a Final Order that has not been stayed or modified or vacated on appeal;

(e) the Debtors shall not be in default under the DIP Facility or the Final DIP Order (or, to the extent that the Debtors are in default on the proposed Effective Date, such default shall have been waived by the DIP Lenders or cured by the Debtors in a manner consistent with the DIP Credit Facility and the DIP Orders);

(f) the Plan and the Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date shall have been made in accordance with Section 10.1 of this Plan;

(g) the Backstop Commitment Agreement shall not have terminated and shall be in full force and effect and shall not be the subject of a pending motion to reject, and the Debtors and the Backstop Parties shall be in compliance therewith, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Backstop Commitment Agreement shall have been satisfied or waived in accordance with the terms thereof, and the closing of the Backstop Commitment Agreement shall be deemed to occur concurrently with the occurrence of the Effective Date;

(h) the Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Facility shall be deemed to occur concurrently with the occurrence of the Effective Date;

(i) all conditions precedent to the issuance of the New Common Stock, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

(j) the New Organizational Documents shall have been duly filed with the applicable authorities in the relevant jurisdictions;

(k) all governmental and material third party approvals and consents, including Bankruptcy Court approval, necessary in connection with the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(l) the Restructuring Support Agreement shall not have terminated and shall be in full force and effect and shall not be the subject of a pending motion to reject, and the Debtors and the Restructuring Support Parties shall be in compliance therewith;

(m) the Exit Commitment Letters shall be in full force and effect;

(n) wherever consent for a certain document, action, or otherwise is required, such consent has been provided or waived; and

(o) with respect to all documents and agreements necessary to implement the Plan: (1) all conditions precedent to such documents and agreements (other than any conditions precedent related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements; (2) such documents and agreements shall have been tendered for delivery to the required parties and been approved by any required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (3) such documents and agreements shall have been effected or executed.

9.2	Waiver of Conditions Precedent

The Debtors, with the prior written consent of the Required Consenting Creditors and the Committee, may waive any of the conditions to the Effective Date set forth in Section 9.1 of this Plan (except for 9.1(d)) at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

9.3	Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then, except as provided in such Final Order, the Plan will be null and void in all respects, and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by an Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity.

9.4	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

10.1	Modification of Plan

Effective as of the date hereof: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order consistent with the terms set forth herein; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan consistent with the terms set forth herein. Notwithstanding anything to the contrary herein, the Debtors or the Reorganized Debtors, as applicable, shall not amend or modify the Plan in a manner inconsistent with the Restructuring Support Agreement, including Section 3 thereof.

10.2	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation of votes thereon pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

10.3	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan with respect to any or all Debtors before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) the Restructuring Support Agreement and the Backstop Commitment Agreement will be null and void in all respects; (c) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effectuated by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (d) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

10. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid pursuant to Section 6.5(a) of this Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of this Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

11. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

13. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

14. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

15. enforce all orders previously entered by the Bankruptcy Court;

16. decide and resolve all matters related to the Rights Offering; and

17. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.2	Dissolution of the Committee

On the Effective Date, the Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code, except for the limited purposes of participating in any and all appeals or other requests to review or amend the Confirmation Order, all other orders issued in connection with Confirmation, and prosecuting requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date by the Committee and its professionals.

12.3	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid in accordance with Section 2.5 of this Plan.

12.4	Reservation of Rights

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

12.5	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

12.6	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Penn Virginia Corporation Four Radnor Corporate Center, Suite 200 100 Matsonford Road Radnor, Pennsylvania 19087 Attn: Nancy Snyder

Counsel to Debtors

Kutak Rock LLP

Bank of America Center

1111 East Main Street, Suite 800

Richmond, Virginia 23219

Attn.:    Michael A. Condyles

    Peter J. Barrett

    Jeremy S. Williams

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:    Edward O. Sassower, P.C.

  Brian E. Schartz

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn:    Justin R. Bernbrock

  Benjamin M. Rhode

Committee	Proskauer Rose LLP Eleven Times Square New York, NY 10036 Attn.: Philip M. Abelson Maja Zerjal Proskauer Rose LLP Three First National Plaza Suite 3800 Chicago, IL 60602 Attn.: Paul V. Possinger

United States Trustee	Office of the United States Trustee for the Eastern District of Virginia 701 East Broad Street, Suite 4304 Richmond, Virginia 23219 Attn.: Robert Van Arsdale, Esq.

Office of the United States Trustee for the Eastern District of Virginia 210 First Street, Suite 505 Roanoke, Virginia 24011 Attn: Webb King, Esq.

12.7	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.8	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.9	Plan Supplement

After any of such documents included in the Plan Supplement are filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from http://dm.epiq11.com/PVA or the Bankruptcy Court’s website at www.vaeb.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any document in the Plan Supplement is inconsistent with the terms of the Plan, the Plan shall control.

12.10	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent, consistent with the terms set forth herein; and (c) nonseverable and mutually dependent.

12.11	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

12.12	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, that, following the Effective Date, the Reorganized Debtors may seek to close certain of the Chapter 11 Cases, other than the Chapter 11 Case pending for Penn Virginia, that have been fully administered, notwithstanding the fact that the reconciliation of General Unsecured Claims is ongoing and New Common Stock comprising the General Unsecured Claim Equity has not yet been issued and distributed.

12.13	Waiver or Estoppel

Each holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court or the Notice and Claims Agent prior to the Confirmation Date.

[Remainder of page intentionally left blank]

Dated: August 10, 2016	PENN VIRGINIA CORPORATION on behalf of itself and all other Debtors

/s/ R. Seth Bullock
R. Seth Bullock Chief Restructuring Officer Penn Virginia Corporation Four Radnor Corporate Center, Suite 200 100 Matsonford Road Radnor, Pennsylvania 19087